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        FOR IMMEDIATE RELEASE                     Sept. 26, 1994


ARCO EXECUTIVE VP JAMES A. MIDDLETON TO RETIRE;

ANTHONY G. FERNANDES ELECTED EXECUTIVE VP;

STEPHEN R. MUT APPOINTED COAL COMPANY PRESIDENT


     LOS ANGELES -- ARCO Executive Vice President James A.

Middleton has elected to retire, ending a 35-year career

that spanned almost every aspect of ARCO's operations, it

was announced today by ARCO President and Chief Executive

Officer Mike R. Bowlin.

     Middleton, 58, will be succeeded by Anthony G.

Fernandes, 49, previously ARCO Senior Vice President and

President of ARCO Coal Company.  At today's meeting of

ARCO's Board of Directors, Fernandes was elected Executive

Vice President and member of the Board.

     In his new assignment which takes effect immediately,

Fernandes has responsibility for ARCO Products Company, ARCO

Transportation Company, ARCO Coal Company and ARCO Aluminum.

     Middleton joined ARCO in 1959 as an engineering

trainee following graduation from Rice University.  He went

on to hold a variety of key positions, including head of

Corporate Planning, Project Manager of Prudhoe Bay

Facilities, President of ARCO Coal Company, and President

of ARCO Oil and Gas Company.


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     He was elected Executive Vice President and member of

the Board of Directors in 1987.

     "It is impossible to list all of Jim's valued

accomplishments in one announcement, but if I had to single

out an event that earned him a place in ARCO history it was

his work as Project Manager at Prudhoe Bay in Alaska during

the 1970s," said Bowlin.  "Jim's perseverence, diligence

and risk-taking allowed ARCO to complete the 1975 summer

sealift against substantial odds, leading to a timely

startup of the Prudhoe Bay oil field and significant

financial benefit to the company.

     "I speak for all who have had the privilege of working

with Jim when I say he will be deeply missed."

     Fernandes began his ARCO career in 1968 as a Planning

Analyst following graduation from Cornell University and

graduate work at Columbia University where he received an

MBA in Finance.

     He has held positions in four ARCO operating

divisions -- ARCO Oil and Gas Company, Anaconda Company,

ARCO Products Company and ARCO Coal Company -- and served

three years as ARCO Vice President and Controller.   He

became ARCO Senior Vice President and President of ARCO

Coal Company in 1990.

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     Succeeding Fernandes as President of ARCO Coal Company

is Stephen R. Mut, 43, who today was elected ARCO Senior

Vice President.  Mut's previous assignment was Senior Vice

President of Operations for ARCO International Oil and Gas

Company (AIOGC).

     A graduate of Rice University with a masters degree in

Environmental Engineering, Mut began his ARCO career in

1974 as an engineer at the ARCO refinery in Houston.  He

went on serve in managerial positions with ARCO Products

Company and then with ARCO Oil and Gas Company.

     In 1989, he moved to AIOGC where he served as Managing

Director of ARCO British Ltd., then Senior Vice President

of Operations with responsibility for Australia, Asia and

the Americas.

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For information, contact: Albert Greenstein (213) 486-3384